Exhibit 99.2

Global Corporate & Investment Banking

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

December 6, 2022

Board of Directors

Velodyne Lidar, Inc.

5521 Hellyer Avenue

San Jose, CA 95138

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated November 4, 2022, to the Board of Directors of Velodyne Lidar, Inc. (“Velodyne”) as Annex G to the joint proxy statement/prospectus relating to the proposed mergers involving Velodyne and Ouster, Inc. (“Ouster”), which joint proxy statement/prospectus forms a part of Ouster’s Amendment No.1 to the Registration Statement on Form S-4, to which this consent is filed as an exhibit, and to the reference to such opinion letter under the headings “SUMMARY – Opinion of BofA Securities, Velodyne’s Financial Advisor” and “THE MERGERS – Opinion of BofA Securities, Velodyne’s Financial Advisor” in the joint proxy statement/prospectus. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BOFA SECURITIES, INC.

BOFA SECURITIES, INC.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation